Exhibit (12)(b)

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

	Nine Months Ended September 30, 2007		Years Ended December 31,

(In thousands)			2006	2005	2004	2003	2002
Pretax income from continuing operations	$815,581		1,059,575	725,648	378,075	353,773	248,622
Fixed charges, excluding preferred stock dividends and capitalized interest	22,493		17,466	4,196	6,858	6,460	10,546

Earnings (A)	$838,074		1,077,041	729,844	384,933	360,233	259,168

Interest	$22,493		17,466	4,196	6,858	6,460	10,546
One-third of rents	—		—	—	—	—	—
Preferred stock dividends	291,840		375,612	281,699	185,357	171,937	18,350
Capitalized interest	—		—	—	—	—	—

Fixed charges (B)	$314,333		393,078	285,895	192,215	178,397	28,896

Consolidated ratios of earnings to fixed charges (A)/(B)	2.67	X	2.74	2.55	2.00	2.02	8.97

Amounts for the years 2002 through 2004 have not been restated for the adoption of FASB Staff Position No. FIN 39-1. Please refer to “—Note to Consolidated Financial Statements” for additional information.